Exhibit 99.1

LAKELAND BANCORP ANNOUNCES “AT-THE-MARKET” OFFERING OF COMMON STOCK

Oak Ridge, NJ—December 9, 2016. Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland Bancorp” or the “Company”), the parent company of Lakeland Bank, announced that it has filed a prospectus supplement to its existing shelf registration statement on Form S-3 for the sale of up to $50,000,000 of its common stock through an “at-the-market” equity offering program.

The Company intends to use the net proceeds from this offering for general corporate purposes and to support future growth. Pending this use, the proceeds may be invested in short-term investments.

The shares will be offered through Keefe, Bruyette & Woods, Inc. as sales agent. The sales agent may sell shares of our common stock by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, including without limitation sales made directly on the NASDAQ Global Select Market, on any other existing trading market for the common stock or to or through a market maker. In addition, with our prior consent, the sales agent may also sell the common stock by any other method permitted by law, including, but not limited to, negotiated transactions. Sales may be made at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The Company has filed with the U.S. Securities and Exchange Commission (“SEC”) a prospectus supplement to the prospectus contained in its existing shelf registration statement on Form S-3 (File No. 333-203408) for the offering of common stock described in this communication. Before you invest, you should read the prospectus, the prospectus supplement relating to the “at-the-market” program and other documents the Company has filed with the SEC (many of which are incorporated by reference into the prospectus and prospectus supplement) for more complete information about the Company and the at-the-market program. You may obtain copies of the prospectus supplement and accompanying prospectus relating to the offering without charge by visiting the SEC’s website at www.sec.gov, or from Keefe, Bruyette & Woods, 787 Seventh Avenue, 4th Floor, New York, NY 10019 (telephone: 800.966.1559).

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any security of the Company, which is made only by means of a prospectus supplement and related prospectus, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About the Company

As of September 30, 2016, the Company had consolidated total assets of $4.90 billion, total loans and leases of $3.79 billion, deposits of $3.94 billion and stockholders’ equity of $498.7 million. Lakeland Bank currently operates 52 New Jersey branch offices in Bergen, Essex, Morris, Ocean, Passaic, Somerset, Sussex and Union counties; six New Jersey regional commercial lending centers in Bernardsville, Jackson, Montville, Newton, Teaneck and Waldwick; and two commercial loan production offices serving Middlesex and Monmouth counties in New Jersey and the Hudson Valley region of New York. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online and mobile banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications.

Forward-Looking Statements

This communication contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Lakeland Bancorp does not assume any obligation for updating any such forward-looking statements at any time.

Contact: Lakeland Bancorp, Inc.: Thomas J. Shara President & CEO Joseph F. Hurley EVP & CFO 973-697-2000